FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement ("Amendment") entered into this 31st day of March 2008 by and between IDEA AG, a German corporation having an address at Frankfurter Ring 193a, 80807 Munich, Germany (hereinafter referred to as "IDEA" or "Party") and Alpharma Ireland Limited, an Irish corporation having an address at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland (hereinafter referred to as "ALPHARMA" or "Party"). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Parties have entered into a License Agreement dated as of September 4, 2007 (the "Agreement"), which the Parties desire to amend as follows.

NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the Parties agree as follows:

1. Amendments.

1.1 Article 1 of the Agreement is hereby amended by inserting the following additional definitions therein:

Development and Regulatory Assets shall mean all preclinical and clinical data relating to the Licensed Products and all documents relating to the regulatory status of the Licensed Products that are included in the Licensed Know-How as of the Effective Date.

First Amendment Date shall mean March 31, 2008.

1.2 Section 2.1 of the Agreement is hereby amended by appending the following new paragraph to the end of such Section:

Subject to the terms and conditions hereof and subject to the limitations set forth herein, IDEA hereby assigns to ALPHARMA an undivided one-half joint ownership interest in and to the Development and Regulatory Assets. ALPHARMA agrees that it shall use such Development and Regulatory Assets only in connection with the Licensed Products within the scope of activities permitted under clauses (a), (b) and (c) above. ALPHARMA shall not assign, sell or transfer Development and Regulatory Assets to any Third Party except in connection with an assignment of this Agreement or in connection with any sublicense to the Licensed Products in the Field in the Territory under the Licensed Technology to make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Field in the Territory. The assignment to ALPHARMA of the Development and Regulatory Assets shall be subject to terms and conditions of this Agreement (including without limitation any of IDEA's rights hereunder). Neither Party shall have any duty to account to the other Party for its use or exploitation of the Development and Regulatory Assets except as set forth in this Agreement; provided that notwithstanding anything in the foregoing, any use or exploitation by ALPHARMA of Development and Regulatory Assets generated in the Celebrex Comparator Sub-Study shall, notwithstanding the assignment to ALPHARMA of the Development and Regulatory Assets, remain subject to the terms and conditions (including without limitation, the payment obligations under Section 3.2 (e.g., the Celebrex Comparator Data Post-Use Payment or the Celebrex Comparator Data Option Payment, if applicable) set forth in Section 3.2. ALPHARMA agrees that it shall maintain the confidentiality of such Development and Regulatory Assets in the same manner, and subject to the same qualifications, as it maintains the confidentiality of Confidential Information of IDEA pursuant to Article 6 of this Agreement. Promptly after the First Amendment Date, IDEA shall deliver to ALPHARMA one complete copy of the Common Technical Document as submitted to EMEA as of May 25, 2007, and, as requested by ALPHARMA, data and documents relating to the results from the pre-clinical studies and clinical trials of the Licensed Product in the United States, unless such a copy has previously been delivered to ALPHARMA by IDEA. For avoidance of doubt, IDEA shall: i) have the right to maintain the original and complete set of all Development and Regulatory Assets; ii) subject to the rights granted to ALPHARMA in Section 2.1(c) and the other terms and conditions of this Agreement, maintain exclusive rights to use the Development and Regulatory Assets outside the Territory for any purpose; iii) subject to Section 2.1(a), ALPHARMA's perpetual license upon expiration of the Royalty Term pursuant to this Section 2.1 above and Section 2.3.1, have an irrevocable, perpetual, fully-paid license from ALPHARMA to use the Development and Regulatory Assets in connection with the development and use of Products within the Territory or, subject to Section 10.7(c), in the event of termination of the Agreement, Licensed Products in the Field in the Territory.

1.3 Section 3.1 of the Agreement is hereby amended by deleting existing Section 3.1 and replacing it with new Section 3.1 as follows:

3.1 Upfront Consideration. In consideration of i) the assignment to ALPHARMA by IDEA of an undivided one-half joint ownership interest in and to the Development and Regulatory Assets according to Section 2.1, and ii) the grant to ALPHARMA by IDEA of the licenses according to Section 2.1, ALPHARMA shall within ten (10) calendar days after the Effective Date (a) pay IDEA a non-refundable, non-creditable initial payment of sixty million US dollars (US$60,000,000), and (b) cause ALPHARMA Parent to issue to IDEA a Phase III Milestone Warrant in the form attached to this Agreement as Schedule G and (c) cause ALPHARMA Parent to issue to IDEA an Approval Warrant in the form attached to this Agreement as Schedule H. In addition, on the date on which ALPHARMA Parent issues to IDEA the Phase III Milestone Warrant and the Approval Warrant, ALPHARMA Parent and IDEA shall execute and deliver a Registration Rights Agreement in the form attached to this Agreement as Schedule I.

2. Acknowledgement. IDEA acknowledges and agrees that, prior to the First Amendment Date, ALPHARMA has paid to IDEA the sixty million U.S. dollar ($60,000,000) payment set forth in Section 3.1 of the Agreement and that ALPHARMA Parent has issued to IDEA the Phase III Milestone Warrant and the Approval Warrant and entered into the Registration Rights Agreement with IDEA, all in accordance with Section 3.1 of the Agreement.

3. No Further Amendments. Except as specifically amended hereby, the Agreement shall remain unmodified and in full force and effect. The Agreement as amended is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have entered into this Amendment, by their duly authorized representatives, with effect from the Effective Date as provided in this Amendment.

IDEA AG By: /s/ Prof.Dr. Gregor Cevc Prof. Dr Gregor Cevc, Title: CEO	ALPHARMA IRELAND LIMITED By: /s/ Keith Bernius Keith Bernius Title: Director